UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2007

ROYAL CARIBBEAN CRUISES LTD.

(Exact Name of Registrant as Specified in Charter)

Republic of Liberia

(State or Other Jurisdiction of Incorporation)
1-11884	98-0081645

(Commission File Number)	(IRS Employer Identification No.)
1050 Caribbean Way, Miami, Florida	33132

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 305-539-6000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2007, Royal Caribbean Cruises Ltd. (the “Company”) entered into an Indenture (the “Indenture”) with The Bank of New York, as trustee, transfer agent, principal paying agent and security registrar, and AIB/BNY Fund Management (Ireland) Limited, as Irish paying agent, in connection with the Company’s issuance of €1,000,000,000 5.625% Senior Notes due 2014 (the “Senior Notes”). A copy of the Indenture is provided as Exhibit 10.1 to this report and incorporated herein by reference.

The Company intends to use the net proceeds of the issuance in order to refinance short-term debt incurred in connection with its recent acquisition of all of the capital stock of Pullmantur S.A. and the repayment of Pullmantur’s debt, and the balance for general corporate purposes.

Principal and interest on the Senior Notes will be payable in euros. Interest on the Senior Notes will be payable annually in arrears. If the Company experiences a “Change of Control Triggering Event,” as defined in the Indenture, it will be required to offer to repurchase the Senior Notes at 101% of their principal amount plus accrued and unpaid interest. Generally, a “Change of Control Triggering Event” will be deemed to have occurred upon certain events constituting a change of control of the Company, if associated therewith a specified decline occurs in the rating assigned to the Senior Notes by one or more specified internationally recognized securities rating agencies. If an “Event of Default,” as defined in the Indenture, occurs and continues, then the trustee or certain holders may declare all unpaid principal, interest and certain other amounts on all of the Senior Notes to be immediately due and payable. The Company is entitled to call the Senior Notes for redemption at par plus accrued and unpaid interest in the event of certain changes in Liberian tax law.

The Senior Notes will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 – Indenture dated as of January 25, 2007 among Royal Caribbean Cruises Ltd., as issuer, The Bank of New York, as trustee, transfer agent, principal paying agent and security registrar, and AIB/BNY Fund Management (Ireland) Limited, as Irish paying agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	January 26, 2007	By:	/s/ Antje Gibson

			Name:	Antje Gibson
			Title:	Vice President and Acting Treasurer